Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

November 12, 2015	Media Contact: Cortney Klein
302-571-5253
cklein@wsfsbank.com

WSFS Welcomes Kevin L. Thompson, MBA, CPA as Chief Financial Officer

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, today announced that Kevin L. Thompson will join the company as Executive Vice President and Chief Financial Officer effective December 7, 2015.

“I am excited to welcome Kevin to the WSFS Bank leadership team,” said Mark A. Turner, President and CEO of WSFS Bank. “Kevin’s deep skill set and professional background align with WSFS’s commitment to high performance, disciplined growth, innovation and best practices.”

Mr. Thompson most recently served as Senior Vice President in Corporate Finance at Zions Bancorporation and prior to that served as Chief Financial Officer and Treasurer of American Express Centurion Bank. Prior to joining American Express Centurion Bank, Mr. Thompson relocated to Buenos Aires, Argentina to serve as the Latin American Controller for AgReserves Inc.

While at Zions, Amex, AgReserves and other previous jobs, Kevin gained broad and diverse experience in finance, treasury, asset and liability management, accounting, auditing, budgeting and forecasting, systems implementation, capital and risk management, process improvement, M&A and stress testing.

“I am very pleased and honored to be joining a company with such a rich history and a tradition of excellence,” said Kevin L. Thompson. “The bank’s strategy, culture and continued pursuit of high performance affords me a great opportunity to serve the organization and to play a meaningful role in the company’s future success.”

A Salt Lake City, Utah, native, Mr. Thompson is a 1998 graduate of Brigham Young University where he was named a Trustee’s Scholar. He earned his MBA from Brigham Young University in 2002 and was named an MBA Department Scholar. Mr. Thompson is a Certified Public Accountant, Six Sigma certified and fluent in Spanish and Portuguese.

Mr. Thompson is married and the father of two sons. He and his family look forward to relocating and making the Delaware Valley their home.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of September 30, 2015, WSFS Financial Corporation had $5.1 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of October 9, 2015, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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